Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Sibanye Gold Limited on Form F-3 of our report dated April 17, 2017 related to the abbreviated financial statements of the Rustenburg Operations as of and for the years ended December 31, 2015, 2014 and 2013 (which reports express an unmodified opinion and includes an emphasis-of-matter paragraph relating to the fact that the abbreviated financial statements were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the abbreviated financial statements), incorporated by reference in the prospectus, dated April 17, 2017, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche
Johannesburg, South Africa
April 17, 2017